Exhibit 4

50 WEST 23RD STREET, NEW YORK, NY  10010
TELEPHONE: 212-590-6200  FAX: 212-590-6580

CONTACT:            David Dick
Chief Financial Officer
212-590-6200

FD
Leigh Parrish, Jessica Greenberger
212-850-5651; 212-850-5759

dELiA*s, INC.  ANNOUNCES
APPOINTMENT OF TWO SHAREHOLDER REPRESENTATIVES
TO ITS BOARD OF DIRECTORS

New York, NY – March 25, 2011 – dELiA*s, Inc.  (NASDAQ:  DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women, today announced the appointment of two shareholder representatives to its Board of Directors effective March 25, 2011.  The two new directors are Michael Zimmerman, the founder and chief executive officer of Prentice Capital Management, LP, and Mario Ciampi, the managing partner of Prentice Capital Management, LP.  Mr. Zimmerman will also serve as a member of the Corporate Governance and Nominating Committee, and Mr. Ciampi will be a member of the Compensation Committee.  With the appointment of Mr. Zimmerman and Mr. Ciampi, the size of the dELiA*s board of directors will increase from five to seven.

Carter Evans, Chairman, commented, “We believe that it is appropriate to have shareholder representation on our Board.  Appointing Michael and Mario to our Board will allow us to benefit more directly from their insights and experience in the retail and investment industries and offer them an opportunity to help enhance value for all of our shareholders.”

Mr. Zimmerman, age 40, founded Prentice Capital Management, LP, a New York-based private investment firm, in May 2005 and has been its chief executive officer since its inception.  Previously, he managed investments in the retail and consumer sector for S.A.C.  Capital.  Mr. Zimmerman also serves as a director of Kid Brands, Inc., a wholesaler of infant and juvenile branded products , and previously served on the board of directors of The Wet Seal, Inc., a national specialty retailer of contemporary apparel and accessory items.  Mr. Zimmerman received a B.A.  from Harvard University.

Mr. Ciampi, age 50, is currently a managing partner of Prentice Capital Management, LP.  He previously served as President of Disney Store – North America, a division of The Children’s Place Retail Stores, Inc., a specialty retailer of children’s merchandise.  Prior to that, he served in various capacities for The Children’s Place, most recently as Senior Vice President – Operations.  Mr. Ciampi also serves as a director of Kid Brands, Inc.  and Bluefly, Inc., an Internet retailer of discounted designer apparel and accessories and home products.  Mr. Ciampi received a B.A.  from Fordham University.

About dELiA*s, Inc.

dELiA*s, Inc.  is a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women.  Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to consumers through direct mail catalogs, websites, and dELiA*s mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance.  Because these statements apply to future events, they are subject to risks and uncertainties.  When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements.  Our actual results could differ materially from those projected in the forward-looking statements.  Additionally, you should not consider past results to be an indication of our future performance.  For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q.  We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.